CREDIT AGREEMENT
                         DATED AS OF JULY 20, 1998
                                   AMONG
                        SCOTIA PACIFIC COMPANY LLC,
                       BANK OF AMERICA NATIONAL TRUST
                          AND SAVINGS ASSOCIATION,
                                 AS AGENT,
                                    AND
               THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
                                ARRANGED BY
                            BA SECURITIES, INC.

                             TABLE OF CONTENTS

ARTICLE I. DEFINITIONS                                                1

1.1       Certain Defined Terms.                                      1
1.2       Other Interpretive Provisions.                              11
1.3       Accounting Principles.                                      12

ARTICLE II. THE CREDITS                                               13

2.1       Amounts and Terms of Commitments.                           13
2.2       Loan Accounts.                                              13
2.3       Procedure for Borrowing.                                    13
2.4       Conversion and Continuation Elections.                      15
2.5       Commitment Reductions and Terminations.                     16
2.6       Repayment of Advances.                                      17
2.7       Interest.                                                   17
2.8       Fees.                                                       18
2.9       Computation of Fees and Interest.                           18
2.10      Payments by the Company.                                    18
2.11      Payments by the Banks to the Agent; Defaulting Banks.       20
2.12      Sharing of Payments, Etc.                                   21
2.13      Extension of Scheduled Termination Date.                    21

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY                   22

3.1       Taxes.                                                      22
3.2       Illegality.                                                 23
3.3       Increased Costs and Reduction of Return.                    24
3.4       Funding Losses.                                             24
3.5       Inability to Determine Rates.                               25
3.6       Certificates of Banks.                                      25
3.7       Substitution of Banks.                                      26
3.8       Survival.                                                   26

ARTICLE IV.                                                           27

4.1       Conditions of Closing Date.                                 27
4.2       Conditions to Each Advance.                                 29

ARTICLE V. REPRESENTATIONS AND WARRANTIES                             30

5.1       Existence and Power.                                        30
5.2       Authorization; No Contravention.                            30
5.3       Governmental Authorization.                                 31
5.4       Binding Effect.                                             31
5.5       Litigation.                                                 31
5.6       No Default.                                                 31
5.7       ERISA Compliance.                                           31
5.8       Title to Properties.                                        32
5.9       Financial Condition.                                        32
5.10      Environmental Matters.                                      33
5.11      Regulated Entities.                                         33
5.12      No Burdensome Restrictions.                                 33
5.13      Subsidiaries.                                               33
5.14      Insurance.                                                  33
5.15      Full Disclosure.                                            34

ARTICLE VI. AFFIRMATIVE COVENANTS                                     34

6.1       Financial Statements.                                       34
6.2       Certificates; Other Information.                            35
6.3       Performance of This and Other Agreements.                   35

ARTICLE VII. NEGATIVE COVENANTS                                       35

7.1       Amendments.                                                 36
7.2       Merger.                                                     36
7.3       Additional Notes.                                           36

ARTICLE VIII. LINE OF CREDIT ACCELERATION                             36

8.1       Triggering Event.                                           36
8.2       Line of Credit Acceleration.                                37

ARTICLE IX. THE AGENT                                                 37

9.1       Appointment and Authorization; "Agent".                     37
9.2       Delegation of Duties.                                       38
9.3       Liability of Agent.                                         38
9.4       Reliance by Agent.                                          38
9.5       Notice of Triggering Event.                                 39
9.6       Credit Decision.                                            39
9.7       Indemnification of Agent.                                   39
9.8       Agent in Individual Capacity.                               40
9.9       Successor Agent.                                            40
9.10      Withholding Tax.                                            41

ARTICLE X. MISCELLANEOUS                                              42

10.1      Amendments and Waivers.                                     42
10.2      Notices.                                                    43
10.3      No Waiver; Cumulative Remedies.                             44
10.4      Costs and Expenses.                                         44
10.5      Company Indemnification.                                    45
10.6      Payments Set Aside.                                         45
10.7      Successors and Assigns.                                     46
10.8      Assignments, Participations, etc.                           46
10.9      Notification of Addresses, Lending Offices, Etc.            47
10.10     Limitations upon Bankruptcy Petition Against Issuer.        48
10.11     Limitations upon Actions by Agent or Banks.                 48
10.12     Release of Lien.                                            48
10.13     Counterparts.                                               48
10.14     Severability.                                               48
10.15     No Third Parties Benefited.                                 48
10.16     Governing Law and Jurisdiction.                             49
10.17     Waiver of Jury Trial.                                       49
10.18     Entire Agreement.                                           50


SCHEDULES
Schedule 2.1        Commitments
Schedule 5.7        ERISA
Schedule 2.3(g)     Wire Transfer Instructions for Trustee
Schedule 10.02      Lending Offices; Addresses for Notices

EXHIBITS
Exhibit A           Form of Notice of Borrowing (Interest Advance)
Exhibit B           Form of Notice of Borrowing (Non-Renewal Advance)
Exhibit C           Form of Notice of Borrowing (Downgrade Advance)
Exhibit D           Form of Notice of Conversion/Continuation
Exhibit E           Form of Assignment and Acceptance
Exhibit F           Form of Annual Timber Harvest Report

                              CREDIT AGREEMENT

          This CREDIT AGREEMENT is entered into as of July 20, 1998, among Scotia Pacific Company LLC, a Delaware limited liability company (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), and Bank of America National Trust and Savings Association, as agent for the Banks.

          WHEREAS, pursuant to the Indenture (this and other defined terms having the meaning given in Section 1.1), the Company has issued the Timber Notes; and

          WHEREAS, the Company, to support the timely payment of the interest on the Timber Notes in accordance with their terms, has requested the Banks to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                 ARTICLE I.

                                DEFINITIONS

     1.1  Certain Defined Terms.

               The following terms have the following meanings:

               "Accelerated Advance" means each Advance outstanding as of the declaration by the Agent pursuant to Section 8.2 that all Advances be converted into "Accelerated Advances" (which Advances shall thereafter no longer constitute Interest Advances or Termination Advances hereunder).

               "Acceleration Event" means the acceleration of the Timber Notes, which acceleration at the relevant time has not been rescinded.

               "Advance" means any of the Interest Advances, Non-Renewal Advances, Downgrade Advances, or Accelerated Advances, which may be a Base Rate Advance or a LIBOR Advance (each, a "Type" of Advance), and any reference to Advances also applies to all of the Interest Advances, Non-Renewal Advances, Downgrade Advances, or Accelerated Advances.

               "Affected Bank" has the meaning specified in Section 3.7.

               "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

               "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent arising under Section 9.9.

               "Agent-Related Persons" means BofA and any successor agent arising under Section 9.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

               "Agent's Advance" has the meaning given in Section 2.11(a).

               "Agent's Payment Office" means the address for payments set forth on Schedule 10.2 or such other address as the Agent may from time to time specify.

               "Agreement" means this Credit Agreement.

               "Applicable Margin" means (a) with respect to any Base Rate Advance, 0.00% per annum at any time that Advances have not been continually outstanding for more than six months, and 0.50% per annum at all other times, and (b) with respect to any LIBOR Advance, 0.75% per annum at any time that Advances have not been continually outstanding for more than six months, and 1.50% per annum at all other times. Notwithstanding the foregoing, (1) at any time that a Triggering Event or an Acceleration Event exists and at all times after a Line of Credit Acceleration, the Applicable Margin shall be increased by 2.00% per annum, and (2) if any Termination Advances are not repaid in full on or before the date scheduled for the twelfth installment of principal on account thereof pursuant to
Section 2.6(a), the Applicable Margin shall be increased by an additional 0.75% per annum.

               "Arranger" means BA Securities, Inc., a Delaware corporation, formerly named BancAmerica Robertson Stephens.

               "Assignee" has the meaning specified in Section 10.8(a).

               "Assignment and Acceptance" has the meaning given in Section 10.8(a).

               "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

               "Availability Termination Date" means the earlier to occur of the close of business on the Scheduled Termination Date and the Line of Credit Acceleration.

               "Bank" has the meaning specified in the introductory clause hereto.

               "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section101, et seq.).

               "Bankruptcy or Insolvency" has the meaning given in the Indenture.

               "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

               "Base Rate Advance" means an Advance that bears interest based on the Base Rate.

               "BofA" means Bank of America National Trust and Savings Association, a national banking association.

               "Borrowing" means a borrowing hereunder consisting of Advances of the same Type made to the Company on the same day.

               "Borrowing Date" means any date on which a Borrowing occurs under Section 2.3 or the Line of Credit Acceleration occurs under Section 8.2.

               "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, San Francisco, or the Commonwealth of Massachusetts are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Advance, means such a day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

               "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

               "Collateral Agent" has the meaning given in the Indenture.

               "Collection Account" has the meaning given in the Indenture.

               "Closing Date" means the date on which all conditions precedent set forth in Section 4.1 are satisfied or waived by all Banks (or, in the case of Section 4.1(f), waived by the Person entitled to receive such payment).

               "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

               "Commitment" shall have the meaning specified in Section
2.1.

               "Company" means Scotia Pacific Company LLC, a Delaware limited liability company; provided, however, that any references to the business and operations of the Company before the Closing Date refer to the business and operations of Scotia Pacific Holding Company, a Delaware corporation and a predecessor in interest of the Company (exclusive of the operations attributable to the timberlands and timber and related timber harvesting rights transferred by the Company pursuant to the Company Transfer (as defined in the Offering Memorandum)), and to the operations attributable to the timberlands and timber and related timber harvesting rights transferred to the Company pursuant to the Palco Transfers (as defined in the Offering Memorandum).

               "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

               "Conversion/Continuation Date" means any date on which, under Section 2.4, the Company (a) converts Base Rate Advances into LIBOR Advances, or (b) continues a LIBOR Advance as such for a new Interest Period.

               "Deed of Trust" has the meaning given in the Indenture.

               "Defaulting Bank" has the meaning given in Section 2.11(c).

               "Dollars", "dollars" and "$" each mean lawful money of the United States.

               "Downgrade Advance" means an extension of credit by a Bank to the Company pursuant to Section 2.3(c).

               "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary; and (d) any other Person acceptable to the Agent and the Company in their sole and absolute discretion; provided, however, that no Person shall constitute an Eligible Assignee at any time that the Commitments are in effect unless such Person meets the Rating Qualification.

               "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

               "Environmental Laws" has the meaning given in the Indenture.

               "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

               "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

               "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

               "Eurodollar Reserve Percentage" has the meaning specified in the definition of "LIBOR".

               "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

               "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

               "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") for the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not or, as of any relevant date, has not yet been so published for any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent (and, upon request of the Company or the Trustee in any instance, communicated to the Company or the Trustee) of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

               "Fee Letter" has the meaning specified in Section 2.8(a).

               "Final Maturity Date" means July 20, 2028.

               "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

               "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 3.1.

               "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

               "Indebtedness" has the meaning given in the Indenture.

               "Indemnified Liabilities" has the meaning specified in
Section 10.5.

               "Indemnified Person" has the meaning specified in Section
10.5.

               "Indenture" means the Indenture dated as of July 20, 1998, between the Company and State Street Bank and Trust Company, as Trustee.

               "Indenture Default" means a "Default" as defined in the Indenture.

               "Indenture Event of Default" means an "Event of Default" as defined in the Indenture.

               "Independent Auditor" has the meaning specified in Section
6.1(a).

               "Interest Advance" means an extension of credit by a Bank to the Company pursuant to Section 2.3(a).

               "Interest Payment Date" means (a) as to any Interest Advance, each Monthly Deposit Date occurring after such Advance is made,
(b) as to any Termination Advance, each Note Payment Date occurring after such Advance is made and, in the case of an Interest Advance converted into a Termination Advance, on the Monthly Deposit Date first occurring after the date of such conversion, and (c) as to any Accelerated Advance, each Monthly Deposit Date occurring after the Line of Credit Acceleration.

               "Interest Period" means, as to any LIBOR Advance, (a) in the case of an Interest Advance or Accelerated Advance, the period commencing on the Borrowing Date of such Advance or on the Conversion/Continuation Date on which the Advance is converted into or continued as a LIBOR Advance, and ending on the next Monthly Deposit Date occurring more than 4 Business Days after the commencement of such Interest Period, and (b) in the case of a Termination Advance, the period commencing on the Borrowing Date of such Advance or on the Conversion/Continuation Date on which the Advance is converted into or continued as a LIBOR Advance, and ending on the next Note Payment Date.

               "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

               "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 10.02, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

               "LIBOR" means, with respect to any LIBOR Advance for any Interest Period therefor, the rate of interest per annum determined by the Agent by reference to the London interbank offered rate for U.S. Dollar deposits for the relevant Interest Period as set forth on the LIBOR Page (as defined below) at 11:00 a.m., London time, on the applicable Determination Date (as defined below). For purposes of the foregoing, "LIBOR Page" means the display designated as Page 3750 on the Dow Jones Markets (Telerate) Service, and if such page or a successor thereto is not available, the Reuter's Screen LIBO Page (or such other page as may replace such pages on such services for the purpose of displaying London interbank offered rates of major banks); and "Determination Date" means the date two Business Days prior to the first day of any Interest Period. In the case of LIBOR Advances for an Interest Period commencing upon a Monthly Deposit Date or up to three Business Days before or after a Monthly Deposit Date and (in any such case) ending on the next Monthly Deposit Date, the Interest Period for purposes of determining LIBOR will be presumed to be one month; in the case of LIBOR Advances for an Interest Period commencing upon one Note Payment Date and ending on the next Note Payment Date, the Interest Period for purposes of determining LIBOR will be presumed to be six months; and, in all other cases, the Interest Period employed in determining LIBOR shall be the interest period closest to the actual duration of such Interest Period for which rates are displayed on the LIBOR Page.

               "LIBOR Advance" means an Advance that bears interest based on the LIBOR.

               "Lien" has the meaning given in the Indenture.

               "Line of Credit Acceleration" means the election by the Banks pursuant to Section 8.2 to permanently cancel their obligations to make Advances and, to the extent any Advances are outstanding, to convert such Advances into Accelerated Advances.

               "Liquidity Account" has the meaning given in the Indenture.

               "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

               "Material Adverse Effect" has the meaning given in the Indenture.

               "Minimum Principal Amortization" has the meaning given in the Indenture.

               "Monthly Deposit Date" has the meaning given in the Indenture.

               "Mortgaged Property" has the meaning given in the Indenture.

               "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

               "Non-Pro Rata Advance" shall mean an Advance made pursuant to the deemed request by the Company pursuant to Section 2.11(c).

               "Non Renewal Advance" means an extension of credit by a Bank to the Company pursuant to Section 2.3(b).

               "Note Payment Date" has the meaning given in the Indenture.

               "Note Rate" has the meaning given in the Indenture.

               "Notice of Borrowing" means a notice in substantially the form of Exhibits A, B, or C, as applicable.

               "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit D.

               "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising hereunder or under the Fee Letter, the Indenture, or the Deed of Trust owing by the Company to any Bank, the Agent, or any Indemnified Person (in their capacities as such), whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

               "Offering Memorandum" means the Offering Memorandum dated July 9, 1998, of the Company in respect of the Timber Notes.

               "Operating Agreement" has the meaning given in the Indenture.

               "Operative Documents" means the Operative Documents as defined in the Indenture, together with this Agreement, the Fee Letter, and all certificates, Notices of Borrowing, and Notices of Conversion/Continuation delivered pursuant hereto.

               "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Operative Documents.

               "Participant" has the meaning specified in Section 10.8(d).

               "Payment Account" has the meaning given in the Indenture.

               "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

               "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

               "Permitted Encumbrances" has the meaning given in the Indenture.

               "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

               "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

               "Principal Amount" means with respect to any Advance on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Advances occurring on such date.

               "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the aggregate Commitments; provided, however, that for purposes of determining the Pro Rata Share of Non-Pro Rata Advances by a Bank that is not a Defaulting Bank, the Commitment of the Defaulting Bank shall be disregarded.

               "Purchase Agreement" means the Note Purchase Agreement dated July 9, 1998, between the Company, The Pacific Lumber Company, and Salomon Brothers Inc., as Representative of the Initial Purchasers, with respect to the purchase of the Timber Notes.

               "Rating Qualification" means, with respect to any Bank or potential Bank, the requirement that such Bank's short-term unsecured debt be rated not less than "P-1" by Moody's (as defined in the Indenture) and "A-1" by S&P (as defined in the Indenture) (or on its long-term unsecured debt, if there are no applicable short-term unsecured debt ratings, that the long-term unsecured debt rating of such Bank or potential Bank be rated not less than "Aa2" by Moody's and "AA" by S&P).

               "Replacement Bank" has the meaning specified in Section 3.7.


               "Replacement Line of Credit" means a credit facility entered into by the Company in replacement of this Agreement in compliance with
Section 11.4 of the Indenture.

               "Reportable Event" means, any of the events set forth in
Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

               "Required Banks" means at any time Banks then holding at least 66-2/3% of the Principal Amount of the Advances, or, if no Principal Amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.

               "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

               "Required Liquidity Amount" has the meaning given in the Indenture.

               "Responsible Officer" means (a) with respect to the Trustee, a trust officer of the Trustee, and (b) with respect to the Company, the chief executive officer, president or any vice-president, treasurer or any assistant treasurer, or secretary or any assistant secretary of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to certification of financial statements, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

               "Scheduled Termination Date" means July 18, 1999, or such later date to which the Scheduled Termination Date is extended in accordance with Section 2.13.

               "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

               "Subsidiary" of a Person means any corporation , association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

               "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office and excluding any taxes, levies, assessments, imposts, duties, deductions, and fees, including withholding taxes, to which a Bank or the Agent is subject at the time such Bank or Agent becomes a party to this Agreement or to which such Bank or Agent becomes subject for reasons other than a change of law, treaty, or regulation or interpretation thereof by any Governmental Authority.

               "Termination Advance" means each Non-Renewal Advance, each Downgrade Advance, and each Interest Advance outstanding at the time of the making of any Non-Renewal Advance or Downgrade Advance (which Interest Advances shall thereafter no longer constitute Interest Advances hereunder).

               "Timber Notes" has the meaning given in the Indenture.

               "Triggering Event" has the meaning given in Section 8.1.

               "Trustee" has the meaning given in the Indenture.

               "Type" has the meaning specified in the definition of "Advance."

               "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          1.2  Other Interpretive Provisions.

               (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

               (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

               (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                    (ii) The term "including" is not limiting and means "including without limitation."

                    (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

               (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, and references to sections therein shall include references to any successor provisions contained in such amendments and modifications, but only to the extent such amendments and other modifications are not prohibited by the terms of any Operative Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

               (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

               (f) Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

               (g) This Agreement and certain of the other Operative Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

          1.3  Accounting Principles.
               (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

               (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                ARTICLE II.

                                THE CREDITS

          2.1  Amounts and Terms of Commitments.

                    Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, an "Advance") from time to time from the Closing Date through the Availability Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Bank's name on Schedule 2.1 (such amount as the same may be reduced under Section 2.5 or reduced or increased as a result of one or more assignments under Section 10.8, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing, the Principal Amount of all Advances shall not at any time exceed the aggregate Commitments of all Banks. Within the limits of each Bank's Commitment, unless a Termination Advance has been made, the Line of Credit Acceleration has occurred, or a Triggering Event or an Acceleration Event exists, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.6 and reborrow under this Section 2.1.

          2.2  Loan Accounts.

                    The Advances made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amount of the Advances made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Advances.

          2.3  Procedure for Borrowing.

               (a) Interest Advances shall be made in one or more Borrowings, on a Business Day that is either a Note Payment Date or the first, second, or third Business Day before or after a Note Payment Date, by delivery to the Agent of one or more written and completed Notices of Borrowing complying with Section 2.3(d) in substantially the form of Exhibit A, in an amount not exceeding the aggregate unused Commitments at such time and shall be used solely for the payment when due of interest on the Timber Notes (but not interest on premiums) at the Note Rates therefor in accordance with Section 5.7 of the Indenture.

               (b) Non-Renewal Advances shall be made in a single Borrowing on a Business Day that is on or after the date 10 days before the Scheduled Termination Date if such Scheduled Termination Date has not been extended in accordance with Section 2.13 either by the Banks then parties hereto or by substitution of Banks as provided in that Section (and no Replacement Line of Credit to replace this Agreement has been obtained by the Company) by delivery to the Agent of a written and completed Notice of Borrowing complying with Section 2.3(d) in substantially the form of Exhibit B, in an amount equal to the aggregate unused Commitments at such time, and shall be used to fund the Liquidity Account in accordance with
Section 11.2(b) of the Indenture.

               (c) Downgrade Advances shall be made in a single Borrowing on a Business Day that is on or after the date 30 days after a downgrading of the rating of any Bank below the Rating Qualification if no Replacement Bank assumes the Commitment of such Bank in accordance with Section 3.7 (and no Replacement Line of Credit has been obtained by the Company), by delivery to the Agent of a written and completed Notice of Borrowing complying with Section 2.3(d) in substantially the form of Exhibit C, in an amount equal to the aggregate unused Commitments at such time, and shall be used to fund the Liquidity Account in accordance with Section 11.2(c) of the Indenture.

               (d) Each Borrowing of Advances shall be made upon the Company's or the Trustee's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 12:00 noon. (New York City time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Advances, and (ii) on the requested Borrowing Date, in the case of Base Rate Advances, specifying:

                    (A)  the amount of the Borrowing;

                    (B) the requested Borrowing Date, which shall be a Business Day; and

                    (C) the Type of Advances constituting the Borrowing, subject to Sections 2.3(e) and (h).

               (e) All Advances may be made as LIBOR Advances or Base Rate Advances unless (1) in the case of Interest Advances, the aggregate amount of Interest Advances requested in any Borrowing, together with all outstanding LIBOR Advances continued on that Borrowing Date and all outstanding Base Rate Advances converted to LIBOR Advances on that Borrowing Date, is less than $1,000,000, or (2) in the case of Termination Advances, there are fewer than 15 days in the Interest Period for such Advances. In the cases described in (1) or (2) above, such Advances shall be made as Base Rate Advances.

               (f) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.

               (g) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 1:00 p.m. (New York City time) (in the case of Base Rate Advances requested on or before 5:00 p.m. (New York City time) on the preceding Business Day and LIBOR Advances) or 2:00 p.m. (New York City
time) (in the case of Base Rate Advances requested after 5:00 p.m. (New York City time) on the preceding Business Day) on the Borrowing Date requested by the Company in funds immediately available to the Agent. Except as provided in Section 2.11(c) with respect to Non-Pro Rata Advances, the proceeds of all such Advances will then be made available to the Company by the Agent, in like funds as received by the Agent, by wire transfer to the Trustee pursuant to the wire transfer instructions set forth on Schedule 2.3(g), or such instructions as the Trustee may from time to time provide to the Agent.

               (h) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect.

               (i) The Company irrevocably authorizes the Agent and the Banks to accept Notices of Borrowing from the Trustee and agrees that they will be entitled to rely upon any such Notices of Borrowing purporting to be executed by a Responsible Officer of the Trustee without further investigation or inquiry, notwithstanding any contrary direction or request from the Company or any other Person, and without liability to, or creation of any defense in favor of, the Company by virtue of such reliance.

               (j) Upon the making of the Termination Advances as LIBOR Advances, any Interest Advances converted into Termination Advances shall be converted to LIBOR Advances on the same Borrowing Date. If Termination Advances are made as Base Rate Advances, (i) any such Interest Advances that are LIBOR Advances shall continue as LIBOR Advances until the end of the relevant Interest Period and shall thereafter be continued or converted to the same Type of Advance as all other Termination Advances, and (ii) any such Interest Advances that are Base Rate Advances shall be continued as such and shall thereafter be continued or converted to the same Type of Advance as all other Termination Advances.

          2.4  Conversion and Continuation Elections.

               (a) Subject to Section 2.4(b), unless any outstanding Advance is repaid in full on any Interest Payment Date, if such Advance is a Base Rate Advance, it will be continued as such, and if such Advance is a LIBOR Advance, it will be converted into a Base Rate Advance as of such Interest Payment Date.

               (b) The Company may, by delivery of a Notice of Conversion/Continuation to the Agent in accordance with Section 2.4(c), elect, (i) as of any Business Day, to convert any Base Rate Advance, or portion thereof that will be outstanding after such Business Day, into a LIBOR Advance, or (ii) as of any Interest Payment Date, to continue any existing LIBOR Advance, or portion thereof that will be outstanding after such Interest Payment Date, as a LIBOR Advance; provided, that (x) a Base Rate Advance may be converted into a LIBOR Advance only if the aggregate amount of all Advances, including such Base Rate Advance, being borrowed or continued as or converted to LIBOR Advances on the relevant Business Day equals or exceeds $1,000,000 and the Interest Period for such LIBOR Advances is at least 26 days long; and (y) if at any time the aggregate amount of LIBOR Advances having the same Interest Period is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Advances shall automatically convert into Base Rate Advances.

               (c)  The Company shall deliver a Notice of
Conversion/Continuation, which notice shall be irrevocable, to be received by the Agent not later than 12:00 noon (New York City time) at least three Business Days in advance of the Conversion/ Continuation Date, specifying:

                    (A)  the proposed Conversion/Continuation Date; and

                    (B) the aggregate amount of Advances to be converted or continued.

               (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective Principal Amounts of the Advances with respect to which the notice was given held by each Bank.

               (e) After giving effect to any conversion or continuation of Advances, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect.

          2.5  Commitment Reductions and Terminations.

               (a) The aggregate Commitments will be reduced upon and to the extent of each reduction in the Required Liquidity Amount. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its respective Pro Rata Share. The Company will notify the Agent of each reduction in the Required Liquidity Amount on or before the Business Day such reduction occurs, and the Agent will promptly notify each Bank thereof.

               (b) Upon the earliest to occur of the making of the Termination Advances, the Availability Termination Date, or upon the effectiveness of any Replacement Line of Credit, the Commitments shall terminate. In addition, the Company may elect to terminate the Commitments, with the consent of the Trustee or following discharge of the Indenture, by providing three Business Day's prior irrevocable written notice to the Agent accompanied upon the date of termination with repayment in full of all Obligations, including payment of the commitment fee described in Section 2.10(b) through the date of such termination.

          2.6  Repayment of Advances.

               (a) Subject to Section 2.10(d), the Company shall repay the Principal Amount of the Termination Advances in twelve semiannual installments commencing on the first Interest Payment Date occurring at least 27 but not more than 33 months after the date such Termination Advances were made. Such installments shall be equal to the principal payments that would be required to fully amortize the Principal Amount of Termination Advances with twelve equal installments of principal and interest assuming, hypothetically, that the interest thereon was the interest rate applicable to a LIBOR Advance having an Interest Period of six months made on the date 10 days before the date the first such principal installment is due. The Agent shall calculate such amortization schedule and provide it to the Company, the Trustee, and each Bank promptly after such date of determination. If the amount available pursuant to the Indenture for payment of any such installment of principal on any Interest Payment Date is insufficient to make such payment in full, such amount shall, subject to Section 2.10(d), be payable upon the next Interest Payment Date, and successive Interest Payment Dates thereafter, until payment in full.

               (b) Subject to Section 2.10(d), the Company shall repay the Principal Amount of Interest Advances and Accelerated Advances upon each Monthly Deposit Date as and to the extent of funds available therefor under
Section 5 of the Indenture.

               (c) The Company shall repay the Principal Amount of all Advances upon the effectiveness of any Replacement Line of Credit. In addition, upon three Business Day's prior irrevocable written notice to the Agent, the Company may prepay the Advances in whole or in part.

               (d) The Company shall repay the Principal Amount of all Advances on the Final Maturity Date.

          2.7  Interest.

               (a) Each Advance shall bear interest on the Principal Amount thereof from the applicable Borrowing Date at a rate per annum equal to LIBOR or the Base Rate, as the case may be (and subject to the Company's right to convert Base Rate Advances to LIBOR Advances under Section 2.4), plus the Applicable Margin.

               (b) Subject to Section 2.10(d), interest on each Advance shall be paid in arrears on each Interest Payment Date, on the effectiveness of any Replacement Line of Credit, and on the Final Maturity Date. Interest shall also be paid on the date of any repayment of Advances under Section 2.6 for the portion of the Advances so repaid.

               (c) Any amounts not constituting the principal balance of Advances including, to the extent permitted by law, interest not paid when due hereunder, shall bear interest, from the date such amounts become due and payable hereunder, at the rate that would then be applicable to Base Rate Advances.

               (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

          2.8  Fees.

               (a) Arrangement, Agency Fees. The Company shall pay an arrangement fee to the Arranger for the Arranger's own account, and shall pay an agency fee to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") between the Company, The Pacific Lumber Company, and the Arranger and Agent dated June 9, 1998.

               (b) Commitment Fee. The Company shall pay to the Agent for the account of each Bank a commitment fee on such Bank's actual daily unused Commitment equal to 0.625% per annum. Such commitment fee shall accrue from the Closing Date to the termination of the Commitments and shall be due and payable quarterly in arrears on the Monthly Deposit Dates occurring in January, April, July, and October of each year. Such commitment fee shall be computed by giving effect to any reduction in the Commitments pursuant to Section 2.5 on the later of the effective date of such reduction or the third Business Day after the Company notifies the Agent thereof.

          2.9  Computation of Fees and Interest.

               (a) All computations of interest for Base Rate Advances when the Base Rate is determined by BofA's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest and fees being paid than if computed on the basis of a 365-day year). Interest and the commitment fee shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

               (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

          2.10 Payments by the Company.

               (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. All payments by the Company (other than payments under Sections 10.4 and 10.5, which shall be paid directly to the Persons entitled thereto) shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 3:00 p.m. (New York City time) on the date specified herein. The Agent will promptly distribute such payment, in like funds as received, to each Bank as follows: payment of interest will be distributable to the Banks pro rata in accordance with the Principal Amount of Advances made by each Bank; payments of principal will be distributed first in repayment of Agent's Advances (if any), second in repayment of Non-Pro Rata Advances (if any) on a pro rata basis among Banks having made such Advances, and third to all other Advances pro rata in accordance with the Principal Amount thereof held by each Bank; and all other amounts will be distributable in accordance with the Banks' Pro Rata Share (or other applicable share as expressly provided herein). Any payment received by the Agent later than 3:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest shall continue to accrue.

               (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest.

               (c) Unless the Agent receives notice from the Company before the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

               (d) Notwithstanding any other provision of this Agreement, unless all outstanding Advances are being repaid in full and the Commitments have been or are being terminated, all payments to be made by the Company under this Agreement shall be made only from the Collection Account or the Payment Account, as the case may be, as provided and on the dates specified in the Indenture and only to the extent that the Company shall have sufficient income or proceeds therefrom to enable the Company to make payments in accordance with the terms hereof after giving effect to the priority of payments provisions set forth in the Indenture. If the amount of Liquidity Provider Expenses (as defined in the Indenture) or the amount of principal or interest on account of the Advances included for payment in any Monthly Trustee Certificate (as defined in the Indenture) submitted by the Company to the Trustee pursuant to Section 5.3(b) of the Indenture does not accurately reflect the amount owed to the Agent and the Banks, the Agent may or, upon direction of the Required Banks, shall notify the Company of such deficiency. If such deficiency is not remedied by inclusion of such amounts in the next Monthly Trustee Certificate delivered after such notice, then the Agent shall be entitled to certify to the Trustee (with a copy to the Company) the appropriate amount of additional Liquidity Provider Expenses, principal, or interest pursuant to Section 5.3(g) of the Indenture, which certification shall be conclusive absent manifest error.

          2.11 Payments by the Banks to the Agent; Defaulting Banks.

               (a) Unless the Agent receives notice from a Bank, at least one Business Day prior to the date of any Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this Section 2.11(a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, such Advance (an "Agent's Advance") shall be payable solely to the Agent for its own account.

               (b) The failure of any Bank to make any Advance on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make an Advance on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on any Borrowing Date except to the extent set forth in Section 2.11(c).

               (c) If any Bank fails to make an Advance on any Borrowing Date in violation of its obligations hereunder (a "Defaulting Bank"), the Agent, promptly following its actual knowledge of such failure, will notify the Company and each of the Banks of such failure and the amount of the Advance that such Defaulting Bank failed to make, and such notice will be deemed to constitute an irrevocable request by the Company for a Base Rate Advance in an amount equal to the lesser of (1) the amount of the Advance that such Defaulting Bank failed to make and (2) the unused Commitments of the Banks not constituting a Defaulting Bank with respect to such Advance. Such deemed request will be effective as and to the extent of a Notice of Borrowing delivered at such time pursuant to Section 2.3, and each Bank confirms that its commitment contained in Section 2.1 remains applicable, subject to the limitations set forth in that Section, with respect to Advances requested under this Section 2.11(c). Without limiting the foregoing, in no instance shall any Bank be obligated to make Advances that would cause the Principal Amount of its Advances to exceed such Bank's Commitment. To the extent the Agent had made an Agent's Advance on account of amounts such Defaulting Bank failed to advance, the Agent shall retain the proceeds of such Non-Pro Rata Advances for its own account in repayment of such Agent's Advances. All proceeds of Non-Pro Rata Advances not so applied shall be disbursed as provided in Section 2.3(g).

          2.12 Sharing of Payments, Etc.

               If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Advances made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

          2.13 Extension of Scheduled Termination Date.


               At least 75 and no earlier than 120 days before each Scheduled Termination Date, the Company or the Trustee may request, through the Agent, that each Bank extend the Scheduled Termination Date, effective upon the day following the Scheduled Termination Date then in effect, to a date that is 364 days following the Scheduled Termination Date then in effect. Each Bank that elects to extend the Scheduled Termination Date will so indicate by notifying the Agent, the Company and the Trustee in writing during the period between 60 and 50 days before the Scheduled Termination Date then in effect. If some but less than all of the Banks elect to extend the Scheduled Termination Date during the aforesaid period, the Company may (but shall not be obligated to) invoke the provisions of
Section 3.7 to substitute, effective following the Scheduled Termination Date then in effect, for the Commitments and Advances of any Bank that has not elected to extend the Scheduled Termination Date. Unless the Termination Advance has earlier been made or a Line of Credit Acceleration has earlier occurred, the Scheduled Termination Date will be extended as aforesaid if, on or before the Scheduled Termination Date then in effect, after taking into account any substitution in accordance with Section 3.7, Banks with aggregate Commitments equal to the Required Liquidity Amount have agreed to the extension of the Scheduled Termination Date as aforesaid. If the Scheduled Termination Date shall be so extended, any Bank not electing to extend shall cease to be a party to this Agreement effective upon its replacement under Section 3.7, and, if such Bank's Advances have been assigned to a Replacement Bank in accordance with
Section 3.7, such Bank shall have no continuing rights or obligations hereunder except under those sections that are expressly to survive termination of the Commitments and repayment of the Advances. No Bank that does not at the time meet the Rating Qualification will be permitted to elect to extend the Scheduled Termination Date.

                                ARTICLE III.

                   TAXES, YIELD PROTECTION AND ILLEGALITY

          3.1  Taxes.

               (a) Any and all payments by the Company to each Bank or the Agent under this Agreement and any other Operative Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

               (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:

               (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

               (ii) the Company shall make such deductions and withholdings;

               (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

               (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

               (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and
(iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted by a relevant Government Authority. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor, subject, however, to Section 2.10(d).

               (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

               (e) If the Company is required to pay any amount to any Bank or the Agent pursuant to Sections 3.1(b) or (c), then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

          3.2  Illegality.

               (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make LIBOR Advances, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make LIBOR Advances shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist (which notification will be given by such Bank promptly after such circumstances cease to exist).

               (b) If a Bank determines that it is unlawful to maintain any LIBOR Advance, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such LIBOR Advances of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 3.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such LIBOR Advances to such day, or immediately, if the Bank may not lawfully continue to maintain such LIBOR Advance. If the Company is required to so prepay any LIBOR Advance, then concurrently with such prepayment, the Company shall borrow from the affected Bank, and the affected Bank shall advance to the Company, a Base Rate Advance in the amount of such repayment.

               (c) If the obligation of any Bank to make or maintain LIBOR Advances has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent that all Advances which would otherwise be made by the Bank as LIBOR Advances shall be instead Base Rate Advances.

               (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its LIBOR Advances if such designation will avoid the need for giving such notice or making such demand and will not, in the good faith judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

          3.3  Increased Costs and Reduction of Return.

               (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any LIBOR Advances, then the Company shall, following demand of such Bank upon the Company through the Agent, subject to Section 2.10(d), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

               (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any change in Capital Adequacy Regulation, which introduction, change, or compliance requirement is first implemented after the date of this Agreement or, if later, the date a Bank becomes a Bank hereunder, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Agent for the account of such Bank, from time to time as specified by the Bank, subject to Section 2.10(d), additional amounts sufficient to compensate the Bank for such increase.

               (c) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its LIBOR Advances if such designation will avoid the need for giving such notice or making such demand or reduce the amount of any compensation payable to such Bank pursuant to this Section and will not, in the good faith judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

          3.4  Funding Losses.

               The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

               (a) the failure of the Company to make on a timely basis any payment of principal of any LIBOR Advance;

               (b) the failure of the Company or the Trustee to borrow, continue or convert an Advance after either of them has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/
Continuation;

               (c) the prepayment or other payment (including in connection with an assignment by an Affected Bank pursuant to Section 3.7 or following a Line of Credit Acceleration) of a LIBOR Advance on a day that is not the last day of the relevant Interest Period; or

               (d) the conversion under Section 2.3(j) of any LIBOR Advance into a Termination Advance having a different Interest Period on a day that is not the last day of the relevant Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Advances or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under Section 3.3(a), each LIBOR Advance made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the rate used in determining LIBOR for such LIBOR Advance by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Advance is in fact so funded.

          3.5  Inability to Determine Rates.

               If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Advance, or that the LIBOR applicable pursuant to Section 2.7 for any requested Interest Period with respect to a proposed LIBOR Advance does not adequately and fairly reflect the cost to the Banks of funding such Advance, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain LIBOR Advances hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing (which instruction each Bank agrees to give promptly upon the circumstances described in this Section 3.5 ceasing to exist). Upon receipt of such notice, the Company may revoke any Notice of Conversion/Continuation then submitted by it, and, if the Company or the Trustee has submitted a Notice of Borrowing requesting LIBOR Advances, the Banks shall make such Advances in the amount specified in such Notice of Borrowing as Base Rate Advances instead of LIBOR Advances.

          3.6  Certificates of Banks.

               Any Bank claiming reimbursement or compensation under this
Article III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the calculation or other determination of the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

          3.7  Substitution of Banks.

               Upon (a) the receipt by the Company from any Bank of a claim for compensation under, or notice from any Bank of a circumstance described in, Section 3.1, Section 3.2, Section 3.3, or (b) any Bank being downgraded so that it no longer satisfies the Rating Qualification, or (c) any Bank electing not to extend the Scheduled Termination Date before the date 50 days before such Scheduled Termination Date pursuant to Section 2.13 after a request to do so by the Company or the Trustee pursuant to that Section, or (d) a Bank becoming a Defaulting Bank (a Bank described in any of the foregoing clauses (a) through (d) being referred to as an "Affected Bank"), the Company may: (i) except in the case of an Affected Bank described in clause (c) above, request the Affected Bank to use its best efforts to obtain an Eligible Assignee (which, in the case of a substitution as a result of a claim or circumstance referred to in clause (a) above, would not following such substitution subject the Company or be subject to similar claims or circumstances) to acquire and assume all or a ratable part of all of such Affected Bank's Advances and Commitment; (ii) request one more of the other Banks to acquire and assume all or a ratable part of such Affected Bank's Advances and Commitment; or (iii) designate an Eligible Assignee to acquire and assume all or a ratable part of such Affected Bank's Advances and Commitment (any Bank or Eligible Assignee making an acquisition and assumption pursuant to clause (i), (ii), or (iii) above being referred to as a "Replacement Bank"). Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent, which consent shall not be unreasonably withheld. In the event of the replacement of an Affected Bank, such Affected Bank agrees to assign its rights and obligations hereunder, including its Commitment and Advances, to a Replacement Bank selected in accordance with the foregoing upon payment by the Replacement Bank to such Bank of the Principal Amount of the Affected Bank's Advances (with any accrued but unpaid interest thereon and any accrued but unpaid commitment fee under Section 2.8 to be payable to the Affected Bank as provided in the Assignment and Acceptance), to effect each such assignment in accordance with, and subject to the terms and conditions of, Section 10.8, and to take all other action reasonably necessary to permit a Replacement Bank to succeed to its rights and obligations hereunder; provided, however, that the Company shall be liable for the payment upon demand, but subject to
Section 2.10(d), of all costs and other amounts arising under Section 3.4 that result from the acquisition of any Affected Bank's LIBOR Advances (or any portion thereof) by a Bank or a Replacement Bank on a date other than the last day of the applicable Interest Period therefor.

          3.8  Survival.

               The agreements and obligations of the Company in this
Article III shall survive the payment of all other Obligations.

                                ARTICLE IV.

                            CONDITIONS PRECEDENT

          4.1  Conditions of Closing Date.

               The obligations of each Bank hereunder are subject to the condition that the Agent shall have acknowledged in writing on the Closing Date, on behalf of itself and each of the Banks, its receipt of all of the following (to the extent receipt thereof has not been waived in writing), in form and substance reasonably satisfactory to the Agent and each Bank, and with sufficient copies for each Bank:

               (a) Credit Agreement. This Agreement executed by each party thereto;

               (b)  Resolutions; Incumbency.

               (i) Copies of the resolutions of the board of managers of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform this Agreement, and all other Operative Documents;

               (c) Operating Agreement; Good Standing. Each of the following documents:

               (i) the Operating Agreement of the Company, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

               (ii) a good standing and tax good standing certificate for the Company from the Secretary of State (or similar, applicable Governmental Authority) of the States of Delaware and California as of a recent date, together with (in the case of Delaware) a bring-down certificate by facsimile, dated the second Business Day preceding the Closing Date;

               (d)  Operative Documents.

               (i) A copy of the Deed of Trust, duly executed by the Company, as trustor, and duly notarized, together with legal descriptions of the real property Mortgaged Property, which Deed of Trust shall have been submitted to the issuer of the title policy referred to below for recording in the official records of the County Recorder's office of the Humboldt County;

               (ii) written advice relating to such Lien and judgment searches as the Agent or any Bank shall have requested, and copies of such termination statements or other documents as may be necessary to confirm that the Mortgaged Property is subject to no other Liens in favor of any Persons (other than Permitted Encumbrances);

               (iii) evidence that all other actions necessary or, in the opinion of the Agent or the Banks, desirable to perfect and protect the first priority security interest created by the Deed of Trust with respect to the Mortgaged Property have been taken;

               (iv) an A.L.T.A. Form B (or other form acceptable to the Agent and the Banks) mortgagee policy of title insurance or a binder issued by a title insurance company satisfactory to the Agent and the Banks insuring (or undertaking to insure, in the case of a binder) that the Deed of Trust creates and constitutes a valid first Lien against the real property included in the Mortgaged Property in favor of the Trustee, subject only to exceptions reasonably acceptable to the Agent and the Banks, with such endorsements, affirmative insurance, and reinsurance as the Agent or any Bank may reasonably request; and

               (v) copies of each other Operative Document identified herein or in the Indenture;

               (e)  Legal Opinions.

               (i) an opinion of Kramer, Levin, Naftalis and Frankel, counsel to the Company, and an opinion of Managing Counsel of the Company, each addressed to the Agent and the Banks, in form and substance satisfactory to the Agent and the Required Banks; and

               (ii) reliance letters addressed to the Agent and the Banks, in form and substance satisfactory to the Agent and the Required Banks, with respect to the opinions to be delivered pursuant to the Purchase Agreement by Kramer, Levin, Naftalis and Frankel, counsel to the Company and The Pacific Lumber Company, Managing Counsel of the Company, Managing Counsel of Pacific Lumber and Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company and The Pacific Lumber Company.

               (f) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable hereunder on the Closing Date, together with reasonable Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of reasonable Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it in connection with the Closing Date (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and
BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.8 and 10.4;

               (g) Pacific Lumber Certificate. A certificate signed on behalf of The Pacific Lumber Company by its chief financial officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties of The Pacific Lumber Company and its subsidiaries in each of the Operative Documents identified herein or in the Indenture to which it is a party are true and correct in all material respects on and as of such date, as though made on and as of such date;

               (ii) the Merger, the Palco Transfers, and the Company Transfer (as defined in the Offering Memorandum) have been completed substantially as described in the Offering Memorandum, the Old Timber Notes (as defined therein) shall have been repaid in full;

               (h) Company Certificate. A certificate signed on behalf of the Company by a Responsible Officer, dated as of the Closing Date, stating that:

               (i)       the representations and warranties contained in
Article V and each of the representations and warranties of the Company in each of the other Operative Documents identified herein or in the Indenture are true and correct in all material respects on and as of such date, as though made on and as of such date; and

               (ii) the Company has duly issued and sold not less than $800,000,000 but not more than $900,000,000 of Timber Notes as contemplated by the Offering Memorandum, which Timber Notes have been rated BBB or higher by S&P and Baa2 or higher by Moody's and all other conditions precedent to the purchase of the Timber Notes by the Initial Purchasers under the Purchase Agreement have been satisfied; and

               (i) Other Documents. Such other approvals, opinions, documents or materials as the Agent or any Bank may reasonably request.

          4.2  Conditions to Each Advance.

               The obligation of each Bank to make any Advance is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

               (a) Closing Date. The Closing Date shall have occurred and the Availability Termination Date shall not have occurred;

               (b) Triggering, Acceleration Events. No Triggering Event or Acceleration Event shall exist on such Borrowing Date; and

               (c) Notice of Borrowing. A Notice of Borrowing complying with Section 2.3 shall have been delivered to Agent, properly completed for the type of Advance requested.

                                 ARTICLE V.

                       REPRESENTATIONS AND WARRANTIES

               The Company represents and warrants, on and as of the Closing Date after giving effect to the transactions described in Section 4.1(g)(ii), to the Agent and each Bank that:

          5.1  Existence and Power.

                    The Company:

               (a) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware;

               (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to (1) own its assets, carry on its business and to execute, deliver, and (2) perform its obligations under the Operative Documents;

               (c) is duly qualified as a foreign limited liability company and is licensed and in good standing under the laws of California, and there is no other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

               (d)  is in compliance with all Requirements of Law;
except, in each case referred to in clauses (b)(1), (c) or (d), to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

          5.2  Authorization; No Contravention.

               The execution, delivery and performance by the Company of this Agreement and each other Operative Document to which it is a party, have been duly authorized by all necessary limited liability company action, and do not and will not:

               (a)  contravene the terms of the Operating Agreement;

               (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation (other than Liens created in favor of the Trustee or the Collateral Agent under the Operative Documents) to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

               (c)  violate any Requirement of Law.

          5.3  Governmental Authorization.

               No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Operative Document, except for such of the foregoing as have been made or obtained on or before the Closing Date or which are contemplated by the Operative Documents or described in the Offering Memorandum but which are not required to be made as of the Closing Date.

          5.4  Binding Effect.

               This Agreement and each other Operative Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability. The Deed of Trust is effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Indenture), a first priority security interest in and lien upon the Mortgaged Property, subject to Permitted Encumbrances.

          5.5  Litigation.

               Except as specifically disclosed in the Offering Memorandum or as would not have a Material Adverse Effect, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any of its properties. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Operative Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

          5.6  No Default.

               As of the Closing Date, the Company is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

          5.7  ERISA Compliance.

               (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

               (b) There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

               (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability;
(iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

          5.8  Title to Properties.

               The Company has good record and marketable title in fee simple to, or valid leasehold interests in, or Company Timber Rights (as defined in the Indenture) in, all real property necessary or used in the ordinary conduct of its business, except for Permitted Encumbrances and such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect.

          5.9  Financial Condition.

               (a) The audited annual financial statements of the Company dated December 31, 1997, the unaudited quarterly financial statements of the Company dated March 31, 1998, and the related consolidated statements of income and cash flows for the fiscal periods ended on those dates:

               (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

               (ii) fairly present the financial condition of the Company as of the date thereof and results of operations for the period covered thereby; and

               (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company as of the date thereof, including liabilities for taxes, material commitments and contingent obligations, subject, in the case of the quarterly statements, to good faith audit adjustments.

               (b) Since December 31, 1997, except as disclosed in the Offering Memorandum or in the reports filed by the Company or The Pacific Lumber Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended, before the Closing Date, there has been no Material Adverse Effect.

          5.10 Environmental Matters.

               The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing
Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as disclosed in the Offering Memorandum, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          5.11 Regulated Entities.

               None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

          5.12 No Burdensome Restrictions.

               Except as disclosed in the Offering Memorandum, the Company is not a party to or bound by any Contractual Obligation, or subject to any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

          5.13 Subsidiaries.

               The Company has no Subsidiaries and has no equity investments in any other Person.

          5.14 Insurance.

               The properties of the Company are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company operates, it being understood, however, that the Company does not maintain insurance in respect of standing timber.

          5.15 Full Disclosure.

               None of the representations or warranties made by the Company in the Operative Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with the Operative Documents (including the Offering Memorandum) contain any untrue statement of a material fact or collectively omit any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

                                ARTICLE VI.

                           AFFIRMATIVE COVENANTS

               So long as any Bank shall have any Commitment hereunder, or any Advance or other Obligation shall remain unpaid or unsatisfied

          6.1  Financial Statements.

               The Company shall deliver to the Agent and each Bank, in form and detail reasonably satisfactory to the Agent and the Required
Banks:

               (a) as soon as available, but not later than 105 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1998), a copy of the audited balance sheet of the Company as at the end of such year and the related statements of income or operations and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's records;

               (b) as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended September 30, 1998), a copy of the unaudited balance sheet of the Company as of the end of such quarter and the related statements of income or operations and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified on behalf of the Company by a Responsible Officer as fairly presenting in all material respects, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company.

          6.2  Certificates; Other Information.

               The Company shall furnish to the Agent and each Bank:

               (a) promptly, copies of all audit reports and management audit letters delivered by the Independent Auditor to the Company

               (b) promptly, copies of all financial statements and reports that the Company sends to the holders of the Timber Notes, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company may make to, or file with, the SEC;

               (c) on or before February 1 of each year, an annual timber harvest report for the preceding calendar year substantially in the form of Exhibit F;

               (d) simultaneously with the giving of any notice or the providing of any certificate, report or statement to the Trustee or the Rating Agencies under the Operative Documents (including the compliance certificate referenced in Section 4.6(b) of the Indenture), a copy of such notice, certificate, report, or statement;

               (e) promptly upon a Responsible Officer of the Company becoming aware thereof, notice of each Indenture Event of Default and each Triggering Event, and any event that, with the giving of notice or passage of time, would constitute an Indenture Event of Default or Triggering Event, together with a description thereof in reasonable detail; and

               (f) promptly, such additional information regarding the business, financial or corporate affairs of the Company as the Agent, at the request of any Bank, may from time to time reasonably request.

          6.3  Performance of This and Other Agreements.

               Punctually pay or cause to be paid (subject to Section 2.10(d)) all amounts payable by it under this Agreement and the other Operative Documents and observe and perform all the conditions, covenants, and requirements applicable to it contained in this Agreement or any other Operative Document.

                                ARTICLE VII.

                             NEGATIVE COVENANTS

               So long as any Bank shall have any Commitment hereunder, or any Advance or other Obligation shall remain unpaid or unsatisfied, the Company shall not:

          7.1  Amendments.

               Unless the Required Banks waive compliance in writing, modify, amend or supplement, or give any consent to any modification, amendment, or supplement or make any waiver with respect to, any provision of the Operative Documents, except in the case of Operative Documents other than this Agreement, the Fee Letter, the Indenture, and the Deed of Trust, for amendments, supplements, or modifications that (a) either (i) cure any ambiguity, omission, defect or inconsistency or are necessary to comply with the Trust Indenture Act of 1939, as amended, or (ii) add to the covenants to the other party or parties thereto for the benefit of the Company or the Noteholders or surrender any right or power conferred on such other party or parties, and (b) do not adversely affect the rights of the Agent or any Bank; provided, however, that the consent of Required Banks to any such amendments, supplements, or modifications to the Indenture or the Deed of Trust complying with the provisions of clauses (a) and (b) above shall not be unreasonably delayed or denied; and provided further that no consent of the Required Banks pursuant to this Section is required for either (x) amendments, modifications, or supplements to the Deed of Trust that solely add property to the Lien of the Deed of Trust or solely release property from the Lien of the Deed of Trust to the extent such release may be effected strictly in accordance with the terms of
Article 6 of the Indenture or Section 5.2(a) of the Deed of Trust, or (y) any action to be taken by the Company pursuant to Section 10 of the New Reciprocal Rights Agreement (as defined in the Indenture).

          7.2  Merger.

               Unless each Bank waives compliance in writing, convert to another organizational form or consolidate with or merge into any other wholly-owned subsidiary of The Pacific Lumber Company as permitted by
Section 4.13 of the Indenture.

          7.3  Additional Notes.

               Unless the Required Banks consent thereto, issue any Additional Timber Notes (as defined in the Indenture).

                               ARTICLE VIII.

                        LINE OF CREDIT ACCELERATION

          8.1  Triggering Event.

               A "Triggering Event" will be deemed to exist if (1) the maturity of the Timber Notes has been accelerated pursuant to Section 7.2 of the Indenture at a time when an Indenture Event of Default exists under
Section 7.1(3) thereof, or (2) the maturity of the Timber Notes has been accelerated pursuant to Section 7.2 of the Indenture at a time when an Indenture Event of Default does not exist under Section 7.1(3) thereof and such acceleration remains in effect for 90 days, or (3) an Indenture Event of Default exists under Section 7.1(3) of the Indenture and such Indenture Event of Default continues unremedied (whether from the proceeds of an Interest Advance, withdrawals from the Liquidity Account, or otherwise) for at least 10 Business Days longer than six calendar months from the date of the Indenture Default giving rise to such Indenture Event of Default (excluding any such Indenture Event of Default that would not exist or would have been cured if a Defaulting Bank had performed its obligations hereunder), or (4) any interest on account of any Interest Advance is not paid when due (without giving effect to Section 2.10(d)) and remains unpaid for a period of one month plus 10 Business Days or longer during which period an Indenture Event of Default exists under Section 7.1(3) of the Indenture (excluding any such Indenture Event of Default that would not exist or would have been cured if a Defaulting Bank had performed its obligations hereunder), or (5) the principal of the Timber Notes is not repaid in full upon the Final Maturity Date, or (6) a Bankruptcy or Insolvency occurs with respect to the Company. The foregoing shall be determined without giving effect to any waiver of any breach or default under the Indenture, including any Indenture Event of Default, to which the Required Banks have not consented.

          8.2  Line of Credit Acceleration.

               At any time that a Triggering Event exists, the Agent shall, at the direction of the Required Banks, and may, with the consent of the Required Banks, declare a Line of Credit Acceleration by notice to the Company and the Trustee.

                                ARTICLE IX.

                                 THE AGENT

          9.1  Appointment and Authorization; "Agent".

               (a) Each Bank hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Operative Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Operative Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Operative Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

          9.2  Delegation of Duties.

               The Agent may execute any of its duties under this Agreement or any other Operative Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

          9.3  Liability of Agent.

               None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Operative Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Operative Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Operative Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Operative Document, or for any failure of the Company or any other party to any Operative Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Operative Document, or to inspect the properties, books or records of the Company or any of the Company's Affiliates.

          9.4  Reliance by Agent.

               (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Operative Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Operative Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

               (b) For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

          9.5  Notice of Triggering Event.

               The Agent shall not be deemed to have knowledge or notice of the occurrence of any Triggering Event or Acceleration Event, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank, the Trustee, or the Company referring to this Agreement, describing such event and identifying it as a "Triggering Event" or "Acceleration Event".

          9.6  Credit Decision.

               Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Operative Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

          9.7  Indemnification of Agent.

               Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Operative Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

          9.8  Agent in Individual Capacity.

               BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Advances, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent.

          9.9  Successor Agent.

               The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company unless an Acceleration Event or Triggering Event exists or the Line of Credit Acceleration has occurred. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this
Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

          9.10 Withholding Tax.

               (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent and the Company, to deliver to the Agent and the Company:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 or any successor form before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 or any successor form before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement or at such other times as required under applicable law; and


               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

               (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 or any successor form and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations, such Bank agrees to notify the Agent and the Company of the percentage amount in which it is no longer the beneficial owner of Obligations. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

               (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 or any successor form with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

               (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by Section 9.10(a) are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

               (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.

               (f) For any period in which a Bank has failed to provide the Agent and the Company with the appropriate form in accordance with
Section 9.10(e), such Bank shall not be entitled to any payment, payment increase, or indemnification under Section 3.1 with respect to Taxes imposed by the United States; provided, however, that should a Bank that is otherwise exempt from or subject to a reduced rate of withholding become subject to Taxes because of its failure to deliver a form required hereunder, the Company and the Agent shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

                                 ARTICLE X.

                               MISCELLANEOUS

          10.1 Amendments and Waivers.

               No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Company therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by each Bank affected thereby and the Company and acknowledged by the Agent, do any of the following:

               (a)  increase or extend the Commitment of any Bank;

               (b) postpone or delay any date fixed by this Agreement for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder, or reduce the amount due to the Banks (or any of them) on any such date, or consent to any amendment of Article 5 of the Indenture that would have the effect of subordinating, delaying, or deferring the Agent's or any Bank's right to receive payment thereunder on account of the Obligations;

               (c) reduce the principal of, or the rate of interest specified herein on any Advance, or (subject to clause (ii) below) any fees or other amounts payable hereunder;

               (d) change the percentage of the Commitments or of the aggregate Principal Amount of the Advances which is required for the Banks or any of them to take any action hereunder; or

               (e) amend this Section, or Section 2.12, or any provision herein providing for consent or other action by all Banks;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Operative Document, (ii) no amendment, waiver or consent shall, unless in writing and consented to by the Trustee as well as signed by the Required Banks or all the Banks, as the case may be, shall reduce the aggregate Commitments hereunder below the Required Liquidity Amount or impair the rights of the Trustee to request Advances hereunder, and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

          10.2 Notices.

               (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company or the Trustee by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed by registered or certified mail, return receipt requested, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.2; or, as directed to the Company, the Trustee, or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company, the Trustee, and the Agent.

               (b) All such notices, requests and communications shall be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II or IX to the Agent shall not be effective until actually received by the Agent and that all notices by the Company or the Agent shall be copied to the Trustee.

               (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely in good faith on the authority of any Person purporting to be a Person authorized by the Company or the Trustee to give such notice and the Agent and the Banks shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Advances shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

          10.3 No Waiver; Cumulative Remedies.

               No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

          10.4 Costs and Expenses.

               The Company shall:

               (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent) on the Closing Date and thereafter on the first Monthly Deposit Date occurring at least 20 days after demand (subject to Sections 2.10(d) and 4.1(f)) for all out-of-pocket costs and expenses incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of this Agreement, any Operative Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Agent) with respect thereto;

               (b) pay or reimburse the Agent on the first Monthly Deposit Date occurring at least 20 days after demand (subject to Sections 2.10(d) and 4.1(f)) for all costs and expenses incurred by Agent in connection with any amendment, supplement, waiver or modification to (in each case, whether or not consummated) this Agreement, any Operative Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated thereby, including reasonable Attorney Costs incurred by Agent with respect thereto; and

               (c) pay or reimburse the Agent and each Bank within five Business Days after demand (subject to Sections 2.10(d) and 4.1(f)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Operative Document during the existence of an Acceleration Event or a Triggering Event or after the Line of Credit Acceleration (including in connection with any "workout" or restructuring regarding the Advances, and including in any Bankruptcy or Insolvency or appellate proceeding).

          10.5 Company Indemnification.

               Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Advances, termination of the Commitments, or the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any Operative Document, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Bankruptcy or Insolvency or appellate proceeding) related to or arising out of this Agreement or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations. The Agent and the Banks acknowledge and agree that, to the extent the Indemnified Liabilities include or represent compensation for principal or interest on the Advances, the Agent and the Banks shall be entitled to payment thereof under the Indenture as and to the same extent that the Indenture provides for payment of such principal and interest on the Advances in question.

          10.6 Payments Set Aside.

               To the extent that the Company makes a payment to the Agent or the Banks and such payment or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Bankruptcy or Insolvency or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

          10.7 Successors and Assigns.

               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

          10.8 Assignments, Participations, etc.

               (a) BofA may at any time assign and delegate to one or more (but not more than four) Eligible Assignees all or any portion of its Advances, its Commitment and the other rights and obligations of BofA as a Bank hereunder; any Bank may, with the written consent of the Agent, at any time assign and delegate to one or more other Banks all or any portion of its Advances, its Commitment, and the other rights and obligations of such Bank hereunder; and any Bank may, with the written consent of the Agent, at any time assign and delegate to one but not more than one Eligible Assignee (provided that no written consent of the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, but not less than all, of its Advances, its Commitment and the other rights and obligations of such Bank hereunder; provided, however, that in any of the cases described above the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company, the Trustee, and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company, the Trustee, and the Agent an Assignment and Acceptance Agreement in the form of Exhibit E ("Assignment and Acceptance") and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $4000. Any assignment by a Bank other than BofA of less than all of its outstanding Advances and Commitment, other than interest and fees accruing before the effective date of such assignment, shall be null and void. Notwithstanding the foregoing, BofA shall not assign less than all of its outstanding Advances and Commitment if, after giving effect thereto, there would be in excess of five Banks.

               (b) From and after the date that the Agent notifies the assignor Bank, the Company, and the Trustee that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Operative Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Operative Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Operative Documents.

               (c) Immediately upon the satisfaction of the conditions set forth in clauses (i), (ii), and (iii) of Section 10.8(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the assignment to the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

               (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Advances, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Operative Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged,
(ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company, the Trustee, and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Operative Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Operative Document, except as between the Participant and the originating Bank only and only to the extent such amendment, consent or waiver would require the consent of each affected Bank as described in the first proviso to Section 10.1. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Operative Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation.

               (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          10.9 Notification of Addresses, Lending Offices, Etc.

               Each Bank shall notify the Company, the Trustee, and the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

          10.10 Limitations upon Bankruptcy Petition Against Issuer.

               The Agent and each Bank hereby covenant and agree that, before the date that is one year and one day after the payment in full of all Timber Notes, it will not institute against, or join any other Persons in instituting against, the Company any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding or other similar proceeding under any Bankruptcy Law (as defined in the Indenture), unless consent of 51% of the Noteholders to the taking of such action is obtained.

          10.11 Limitations upon Actions by Agent or Banks.

               The Agent and each Bank hereby covenant and agree that it will not institute any suit against the Company or exercise any right of set-off, banker's lien, or the like, against any deposit account or property of the Company held or maintained by the Agent or such Bank if and to the extent that the institution or prosecution thereof or the entry of judgment therein or the exercise of any such right would, under applicable law, result in the surrender, impairment, waiver, or loss of the Lien of the Deed of Trust.

          10.12 Release of Lien.

               Upon the request of the Company, following repayment in full of the Advances, all interest thereon, and all other Obligations then due and payable hereunder, if the Company is in material compliance with each of its obligations hereunder and under the other Operative Documents (excepting such non-compliance that would not reasonably be expected to affect adversely the Agent or the Banks), the Agent shall execute and deliver to the Collateral Agent such confirmations as the Company may reasonably request that the obligations to the Agent and the Banks that are secured by the Deed of Trust have been repaid in full.

          10.13 Counterparts.

               This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

          10.14 Severability.

               The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

          10.15 No Third Parties Benefited.

               This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Operative Documents. Notwithstanding the foregoing, the Trustee, in its capacity as such, shall be deemed a third party beneficiary of this Agreement to the extent of its rights provided herein and subject to Section 10.1.

          10.16 Governing Law and Jurisdiction.

               (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

               (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF SAN FRANCISCO OR THE STATE OF NEW YORK SITTING IN NEW YORK CITY, BOROUGH OF MANHATTAN, OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA OR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTIONS IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA OR NEW YORK LAW, AS APPLICABLE.

          10.17 Waiver of Jury Trial.

               THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER OPERATIVE DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS.

          10.18 Entire Agreement.

               This Agreement, together with the other Operative Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco by their proper and duly authorized officers as of the day and year first above written.

                                        SCOTIA PACIFIC COMPANY LLC

                                        By:      /S/ GARY L. CLARK
                                                   Gary L. Clark
                                        Title: Vice President -- Finance
                                                 and Administration


                                        BANK OF AMERICA NATIONAL TRUST AND
                                             SAVINGS ASSOCIATION, as a Bank
                                             and as Agent

                                        By:      /S/ MICHAEL BALOK
                                                   Michael Balok
                                        Title: Managing Director